Exhibit 10.30

HEADS OF AGREEMENT

between

PACIFIC GREEN TECHNOLOGIES MARINE LIMITED

and

UML WESTMINSTER - UNION MARITIME LIMITED

PacificGreen
technologies

make the difference

Technologies | Marketing | Licensing

THIS HEADS OE AGREEMENT made effective the 31 day of August, 2010 is entered into:

BY AND BETWEEN:	PACIFIC GREEN TECHNOLOGIES MARINE LIMITED, a company registered in England & Wales whose registered address is 2 - 6 Cannon St. London EC4M6YH (“PGTM”)

AND:	UML Westminster Limited Portland House. 69-71. Wembley Hill Road. Wembley, Middlesex. HA9 8BU United Kingdom ("UML WESTMINSTER")

AND:	UNION MARITIME LIMITED 5 Welbeck Street London, WIG 9YQ United kingdom ("Union")

A.	WHEREAS PGTM is engaged in the business of marketing and sales of its patented emission control technologies called ENVI-CleanTM and ENV1-MarineTM scrubbing systems (the "System") which are capable of removing sulphur dioxide and other acid gases from exhaust gas emissions to a level that meets the regulatory requirements of the International Maritime Organization (the "IMO”):

B.	WHEREAS the System's effective scrubbing of regulated emissions enables ship owners to achieve cost savings by allowing the continued use of lower cost heavy fuel oil ("HFO") when operating in Sulphur Emission Control Areas ("SECA").

C.	WHERE AS UML WESTMINSTER is the wholly-owned subsidiary of Union.

D.	WHEREAS Union intends to purchase the System for up to an additional ten vessels over the following eighteen months subject to the Systems performance.

E.	WHEREAS PGTM proposes to supply UML WESTMINSTFR with the System for the main engine of the vessel named "Westminster ("Candidate Vessel"). The System will operate in accordance with the terms and specifications contained herein.

F.	WHEREAS UML WESTMINSTER presently desires to acquire an emission control system to: (a) meet the IMO sulphur emission regulations within the SECA's in which it operates: (b) to minimize the cost of air emission compliance: and (c) to minimize the operating changes within its ship's systems.

NOW THEREFORE in consideration of the covenants contained herein, PGTM, Union and UML WESTMINSTER mutually agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.	In this Heads of Agreement the following terms shall have the following meanings:

"Accepted" means that PGTM and the System have met the IMO's performance standards for vessels operating within a SECA;

"Candidate Vessel" means the vessel nominated by Union to receive the ENVI-MarineTM scrubbing system. It is agreed that this is the Westminster. Union have the option to substitute the Candidate Vessel for another vessel on or before 17.00 Hrs BST on the 5th of September 2016 on the same terms as this Agreement at which time UML Westminster Limited will also be substituted for another Union subsidiary.

"Emission Control Technology" means the integrated technology, techniques and processes proposed to be adopted onboard the Candidate Vessel for the purpose of achieving the required level of air emissions reduction. The System will be a key component of the emission control technology;

"Energy Management Lease Agreement" means the definitive agreement in regards to the purchase option finance lease to be entered into between PGTM and UML WESTMINSTER on substantially the same terms set out in this Heads of Agreement;

"Fuel Cost Savings per Hour" as detailed in Schedule 3 shall mean the difference in cost/tonne of HFO 380 and LSMGO less the average operating cost/tonne multiplied by the number of tonnes of fuel consumed per day divided by 24 hours to yield the hourly fuel cost savings.

"LSMGO" means 0.1% sulphur fuel specified by the IMO as the basis for SECA sulphur emission compliance;

"Operating Quarter" shall mean each period of three (3) months commencing from the date on which the System is successfully tested and is accepted by UML WESTMINSTER;

"Open Mode" shall mean the operating mode where raw seawater is pumped through the System and discharged into the sea with a minimum of processing. This is considered the standard operating mode for open sea operations. See Schedule 2 for a detailed description.

"Closed Mode" shall mean the operating mode whereby the seawater is recirculated through the scrubber in a closed loop. This mode would be used for main engines in circumstances where effluent discharge regulations or lack of seawater alkalinity require this operating mode. See Schedule 2 for a detailed description.

2

"Scrubber Operating Hours" shall mean the number of hours of scrubber operation logged in open and closed modes by the ENVI-MarineTM system's computerized data logger.

2.	The singular includes the plural and vice versa.

3.	The clause headings do not form part of this Heads of Agreement and should not be taken into account in its construction or interpretation.

4.	References in this Heads of Agreement to the "Schedule" are to the Schedules to this Heads of Agreement.

2.	ENTRY INTO AN ENERGY MANAGEMENT LEASE AGREEMENT

1.	Subject to the System being Accepted, UML WESTMINSTER agrees to enter an Energy Management Lease Agreement with PGTM for the System for the total sum of US$1,995,000 plus sales taxes (the "Purchase Price").

2.	The Purchase Price shall be payable by UML WESTMINSTER in variable installments for each Operating Quarter, until the Purchase Price has been paid in full. The amount payable in respect of each Operating Quarter shall be calculated on the basis of the terms set out in the Energy Management Lease Agreement (as outlined in Schedule 4).

3.	From the date that the System is Accepted, PGTM shall grant to UML Westminster and UML Westminster shall acquire the right from PGTM to purchase the System:

a.	at a cash discount of $80,000 to the balance outstanding of the Purchase Price during the first three years from the date that the System is Accepted; or

b.	at a cash discount of $40,000 to the balance outstanding of the Purchase Price during the fourth and subsequent years from the date that the System is Accepted.

4.	The following assumptions shall be used when calculating the amount payable for each Operating Quarter:

a.	UML Westminster guarantees a minimum of 870 Scrubber Operating Hours, per Operating Quarter (3,480 hours per annum or 145 days per year in the SECA). The Scrubber Operating Hours for each Operating Quarter, shall be the greater of the average number of hours of scrubber operation for each Operating Quarter for the previous 12 months

b.	The Parties will use the relevant Operating Quarter's average LSMGO and IFO 380 HFO price as published by Bunker Times for Rotterdam to make the calculation for the quarterly Energy Management Lease Agreement payment.

3

c.	The Parties agree to the scrubber operating mode costs that are incorporated into the scrubber cost savings contained in Schedule 3 for the duration of the full term of the Energy Management Lease Agreement which are summarized as:

	OPEN MODE		CLOSED MODE
	LADEN	BALLAST	LADEN	BALLAST
WESTMINSTER	$14.00/t	15.00/t	$33.00/t	$33.00/t
MODE AVERAGE	$14.50/t		$33.00 /t

4.	Lease Payment Due Date: lease payments are due to PGTM within fourteen (14) calendar days of the end of each Operating Quarter.

5.	The title to the System shall be transferred to UML WESTMINSTER in consideration for US$1 upon completion of payments equal to the Purchase Price. Simultaneously with the transfer of title, PGTM shall provide UML WESTMINSTER with the necessary documentation to evidence the transfer of title and shall take all necessary steps with the Classification Society and any other authorities to evidence the transfer of title.

3.	CONDITIONS

3.1	The obligations of UML WESTMINSTER and PGTM to complete the transactions provided for herein are subject to the satisfaction of the following conditions or the waiver of same by the Parties on or before 21 days after the date of this Heads of Agreement:

a)	The Parties agreeing and entering into a binding Energy Management Lease Agreement, the main commercial terms of which are summarized in Schedule 4 of this Heads of Agreement. PGTM shall provide a draft of the Energy Management Lease Agreement within 7 days after the date of this Heads of Agreement.

b)	PGTM providing full specification of the ENVI-MarineTM Emissions Control System.

c)	The Parties agree that the rate of fuel consumption in tonnes/day (t/d) shall be the arithmetic average of the MACR (19 t/d) and NCR (17 t/d) fuel consumption rates.

d)	UML WESTMINSTER providing the itinerary of the Candidate Vessel and UML WESTMINSTER providing and PGTM agreeing to a scheduled installation date for the ENVI-MarineTM Emissions Control System.

4

e)	PGTM confirming that the necessary certificates required for the ENVI-MarineTM Emissions Control System to be installed and Accepted have been provided by the Classification Society or the relevant authority (as the case may be).

3.2	SCRUBBER OPERATION

a)	The scrubber will be turned on upon instruction from the ship's officers when the Candidate Vessel's GPS (or alternative positioning instrument) determines that the Candidate Vessel is within a SECA or the Candidate Vessel's operating protocol requires compliance with IMO emission regulation limits.

b)	The Scrubber Operating Hours will be logged, in open and closed mode, by the ENVI-MarineTM computerized data logger control system. The logged hours will be used to determine the Scrubber Operating Hours, in open and closed mode, in the calculation of the payment due for each Operating Quarter.

c)	In case of any discrepancy regarding Scrubber Operating Hours in a SECA, the ship's GPS data and log books will be used to resolve the discrepancy.

d)	In case of failure of one of the System's essential components, the scrubber is to be shut down and by-passed until repairs and/or replacement can be completed.

4.	GUARANTEES AND WARRANTIES PROVIDED BY PGTM

4.1	On such date title to the System is transferred to UML WESTMINSTER pursuant to section 2.6 of this Heads of Agreement, PGTM shall grant UML WESTMINSTER an irrevocable exclusive worldwide royalty free licence in perpetuity in respect of the System and all the equipment and materials used to support the patented technology as more particularly described in the List of Principal Components set out at Schedule 1, to the extent required to enable UML WESTMINSTER and each and every subsequent owner, charterer or operator of the Candidate Vessel to use the System.

4.2	PGTM will design, engineer, manufacture and install the System such that it operates in accordance with: (i) the specifications and emission regulations identified in this Heads of Agreement and the Energy Management Lease Agreement; and (ii) the specifications of the Candidate Vessel.

4.3	PGTM provides the expressed warranties as to the operational performance of the System that are specifically identified in Annex VI - Regulation 14 of MARPOL. Other than the expressed warranties as to the operational performance of the System identified in this Heads of Agreement and as shall be identified in the Energy Management Lease Agreement, PGTM shall make no other warranties, whether expressed or implied.

4.4	PGTM confirms that the System shall comply with the current IMO regulations in effect as of the date of this Heads of Agreement and the world ocean limit set to go into effect on January 1, 2020.

4.5	PGTM to confirm that the System will not put more than 6" of back pressure on the main engine exhaust of the Candidate Vessel.

5

5	OBLIGATIONS OF UML WESTMINSTER

5.1	UML WESTMINSTER shall use reasonable endeavours to assist PGTM by providing data, information and materials to PGTM as is necessary for the operation and installation of the System in an efficient and punctual manner.

5.2	Within 7 calendar days of the Parties entering into the Energy Management Lease Agreement, UML WESTMINSTER shall specify a shipyard for the installation of the System in either Dubai or Turkey and UML WESTMINSTER shall confirm the intended date of installation.

5.3	UML WESTMINSTER will make reasonable adjustments to the Emission Control Technology, and will also make reasonable changes to operational policy as may be reasonably required by the installation on the Candidate Vessel of the System. UML WESTMINSTER shall not be obliged to adopt commercially unrealistic solutions whereby the profitability of the operation of the Candidate Vessel is affected.

5.4	UML WESTMINSTER will permit:

(a)	PGTM, its contractors and agents to bring testing consultants, government and agency representatives and advisors for tours of the Candidate Vessel where reasonable access will be provided for inspection (and limited and reasonable testing) to all aspects of the Candidate Vessel connected to the System; and

(b)	PGTM, its contractors, subcontractors, agents, equipment suppliers, consultants and inspectors to access the vessel for the purposes of construction, installation, inspection, commissioning and evaluation of the System, provided always that: (i) PGTM shall give not less than 10 days' prior written notice to UML WESTMINSTER of such visits; (ii) such visits shall not cause any unreasonable interference or delay to UML WESTMINSTER's operation, maintenance and use of the Candidate Vessel; and (iii) such visitors shall sign UML WESTMINSTER's letter of indemnity prior to their embarkation.

5.5	UML WESTMINSTER agrees to operate the System in accordance with the emission control system process specifications as defined by PGTM. UML WESTMINSTER acknowledges that this may change within reason once the System is operational and PGTM shall notify UML WESTMINSTER of such changes, in writing, prior to such changes taking effect. Changes will be designed to achieve compliance with the IMO sulphur dioxide regulations as long as any such design changes do not impair the safe operation of the Candidate Vessel.

6

5.6	UML WESTMINSTER will cooperate with PGTM and its agents to determine all the requirements necessary to ensure the successful design and operation of the System, to include, but not limited to, specific operating information, engine requirements, emissions limits/requirements and regulations to air and water. This information will be transmitted in a timely manner to assist PGTM in complying with the terms of the Energy Management Lease Agreement and any other conditions relating to the performance of the System.

5.7	If the Candidate Vessel is sold, UML WESTMINSTER shall use reasonable commercial endeavours to procure that the buyer shall enter into an agreement with PGTM on the same or substantively the same terms as the Energy Management Lease Agreement. If the Candidate Vessel is sold and the buyer does not enter into an agreement with PGTM on the same or substantively the same terms as the Energy Management Lease Agreement, UML WESTMINSTER shall pre-pay any outstanding amount with a cumulative annual deduction of 7.5% of such outstanding amount

6.	ASSIGNMENT, BINDING ON SUCCESSORS IN TITLE

6.1	Neither party may assign any of its rights or obligations under this Heads of Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

6.2	In the event that UML WESTMINSTER shall part with possession or control of the Candidate Vessel, and in order to secure the value of the investment being made by PGTM, UML WESTMINSTER shall use reasonable commercial endeavours to procure that a novation agreement is entered into with any assignee, transferee, lessee or contractor/operator (as the case may be) whereby the obligations of UML WESTMINSTER are novated to the assignee, transferee, lessee or contractor/operator (as the case may be) such that the resulting obligations are between PGTM and the assignee, transferee, lessee of contractor/operator.

7.	ENTIRE AGREEMENT AND WAIVER

7.1	This Heads of Agreement contains the entire agreement of the Parties with respect to the subject matter of this Heads of Agreement and supersedes all prior agreements and arrangements (whether written or oral) in relation to such subject matter between the Parties and may only be varied by the written agreement of both Parties.

7.2	A waiver by either Party of a breach of any term or condition of this Heads of Agreement shall be in writing, and shall not be deemed as a continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

8.	GENERAL

8.1	No Partnership. Nothing contained in this Heads of Agreement shall be deemed to create any relationship of agency, partnership or joint venture between the parties.

7

8.2	Applicable Law. This Heads of Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales.

8.3	Dispute Resolution. All disputes arising out of or in connection with this Heads of Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

8.4	Publication Rights. Except as required by law or by any regulatory authority, each Party may, with the prior written consent of the other, publicise the terms of this Heads of Agreement and UML WESTMINSTER shall allow PGTM to use UML WESTMINSTER's name and title in any such media placement as directed by PGTM.

8.5	Definitive Agreement. The Parties agree to act in good faith in negotiating the terms of the Energy Management Lease Agreement that will embody the terms and conditions of this Heads of Agreement and will include covenants and conditions customarily included in transactions of this kind. PGTM will provide specific representations and warranties and indemnities concerning the title and sufficiency of the System. Subject to Clause 3 of this Heads of Agreement, unless the Parties agree otherwise in writing, if the Energy Management Lease Agreement has not been entered into within 21 days following the date of this Heads of Agreement, this Heads of Agreement shall terminate, without any further liability or obligation on either Party.

8.6	Intention of the Parties. This Heads of Agreement is intended to be binding on both Parties.

8

SIGNATURE PAGE

IN WITNESS WHEREOF the parties hereto have caused this Heads of Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

This Heads of Agreement was executed as a binding act of PACIFIC GREEN TECHNOLOGIES MARINE LIMITED in the presence of:	Per:
/s/ N.P. Carmichael
Dr. N.P. Carmichael Chairman and Director Signatory of PACIFIC GREEN TECHNOLOGIES MARINE LIMITED
Signature

Print name of Witness
DANIEL

Address
HILTON SINGAPORE

Occupation
NIGHT MANAGER

This Heads of Agreement was executed as a binding act of UML WESTMINSTER LIMITED in the presence of:	Per:
/s/ Lewis Cadji
/s/ Mary Braganza	Lewis Cadji Director
Signature

Print name of Witness

Address
Mary Braganza 26 Ballards Road London NW27UG

Occupation
SECRETARY

This Heads of Agreement was executed as a binding act of UNION MARITIME LIMITED in the presence of:	Per:
/s/ Lewis Cadji
/s/ Mary Braganza	Lewis Cadji Director
Signature

Print name of Witness

Address
Mary Braganza 26 Ballards Road London NW27UG

Occupation
SECRETARY

9

SCHEDULE 1

PRINCIPAL COMPONENTS OF THE ENVI-MARINETM SYSTEM

PGTM proposes to supply and install an ENVI-MarineTM SO2 scrubbing system which is comprised of the following principal components:

Gas Conditioning Chamber (GCC) — This engine exhaust gas inlet chamber uses seawater or recirculated water spray to quench the exhaust gas to approximately 35°C.

Scrubber — The scrubber body combines PGTM's patent-pending scrubber head with a volume of packed bed media (PBM) located above the head. Demisters dry the gas prior to exit to atmosphere. The footprint of the scrubber body is variable depending on the configuration of space available. In general, the scrubber is to be positioned at deck level corresponding to the base of the external stack enclosure.

Because the scrubber heads are horizontal, the scrubber can be configured into any shape. The marine scrubbers are to be made from stainless steel selected for corrosion and acid resistance. To make the best use of space it is planned to make the bodies rectangular in shape. The footprint required is approximately 1m2 for each MW of main engine propulsion.

Dissolved Air Flotation (DAF) Tank — The DAF tank receives water from the scrubber and subjects it to DAF treatment, whereby soot, light particulate and oil droplets are separated from the scrubber water by flotation. The oily particulate is then skimmed from the tank and sent to the Oil Water Separator system. The rest of the water, which may still contain some heavier particulate, is directed to the Recirculation Tank.

Oil Water Separator (OWS) System — The oily waste skimmed from the DAF tank is mainly comprised of water. The OWS system is designed to concentrate the oily waste for storage in the Oily Waste Tank, and discharge the clean water. The water may be directed to the Recirculation Tank during Open Mode operation or to the Effluent Holding Tank during Closed Mode operation.

Oily Waste Tank — The Oily Waste Tank holds the residue from the OWS system for removal at a land based facility.

Recirculation Tank — The Recirculation Tank receives water from various sources and aggregates it for recirculation by pumps to the GCC water sprayers, the Hydrocyclone System, and the PBM water distributor. The tank is partitioned so that water from the DAF tank potentially containing heavier particulate is directed to the Hydrocyclone System, and clean water returning from hydrocyclone treatment is sent back to the scrubber. In Open Mode operation, excess water overflows from the Recirculation Tank to the Effluent Holding Tank prior to being discharged to sea.

Heat Exchangers — In Closed Mode operation, recirculated scrubber water is cooled using heat exchangers supplied with cold seawater by the seawater pumps.

Hydrocyclone System - Banks of hydrocyclones are used for heavier solids separation. Each system draws from a section of the partitioned Recirculation Tank. The underflow containing the particulate is sent to the Disc Centrifuge for further concentration, and the clean overflow water is sent back to the clean water side of the Recirculation Tank.

Disc Centrifuge — The Disc Centrifuge subjects the underflow from the hydrocyclones to high inertial forces to concentrate solids to a high degree for storage in the Centrifuge Sludge Tank.

Effluent Holding Tank — When at sea the overflow from the Recirculation Tank is held briefly in the Effluent Holding Tank before being discharged to the sea. The Effluent Holding Tank is equipped with an Effluent Monitor for analysis of pH, turbidity and phenanthrene PAH. When in port or when regulations restrict discharge the tank is used to hold the small flow of effluent water from the OWS system during Closed Mode operation for later discharge at sea.

10

Caustic Soda Tank — Caustic soda is to be stored on deck in a 20-foot ISO tank configured as a 20-foot bulk container. The tank will act as a reservoir for a small caustic soda surge tank located in the water processing area below decks. Injection pumps to provide alkalinity to the scrubber water during closed mode or hybrid open mode are installed with the surge tank.

Continuous Emissions Monitoring System (CEMS) — The system includes a Continuous Emissions Monitoring System (CEMS) to monitor and record sulphur dioxide emissions on a continuous basis. Access to this information is required by regulatory authorities.

Effluent Monitor — A tamper-proof system to monitor the pH, turbidity and phenanthrene PAH of the effluent will be part installed on the Effluent Holding Tank discharge line.

Programmable Logic Controller (PLC) — The system will be controlled by a small programmable logic controller (PLC) with a graphic user interface at the operations station or control room. The system will normally operate in automatic mode, but manual control, data logging and trend screens will also be available. Depending on the ship's communication capabilities, the system could also be monitored and controlled remotely. This would allow the shipping company and/or PGTM staff to troubleshoot any problems from land-based offices.

11

SCHEDULE 2

DESCRIPTION OF OPEN AND CLOSED OPERATING MODES

Open Mode Operation

In open operating mode raw seawater is pumped through the scrubber system. This is considered the standard operating mode for most open sea operations. The seawater is pumped directly to the scrubber water distribution manifolds at the gas conditioning inlet, and the top of the packed bed media. Scrubber water draining from the packed bed media supplies water to the turbulent scrubbing zone above the patented scrubbing head.

SO2 is removed and neutralized as the exhaust gases pass counter-current through the water flows. The water drains from the scrubber base to a flotation skimmer tank which uses air and dissolved air flotation to separate unburned carbon and oil from the scrubber water. This material is skimmed from the flotation skimmer tank and directed to the Oil Water Separation (OWS) system, which concentrates the oily waste into a sludge and stores it in a sludge tank.

The excess clean water from the OWS system is then combined with the remainder of the water flow from the flotation skimmer tank and directed to the recirculation tank and then to the effluent holding tank. If high turbidity is an issue, then some of the water can be processed through the hydrocyclone system and disc centrifuge to reduce the overall levels. The cleaned water from this operation may be sent to the GC inlet or directly to the effluent storage tank.

The water held in the effluent holding tank is monitored continuously and then combined with reaction water for pH balancing prior to being released to the sea. In the event that the monitor measures a high reading for pH, turbidity or phenanthrene PAH, the system will take a series of actions to respond, depending on which parameter is high. High acidity can be remedied by adding NaOH to the seawater and excess turbidity or phenanthrene PAH can be remedied by operating the hydrocyclone system and disc centrifuge. If these steps do not solve the problem, the system can be switched to closed mode operation where there is no discharge to the sea.

Closed Mode Operation

In closed mode operation the seawater is recirculated through the scrubber in a closed loop. This mode is used for auxiliary generators and boilers while in port, and for main engines in circumstances where regulations require that no effluent can be discharged. Three aspects of the scrubber's operation are altered in this mode. First, the loss of seawater alkalinity is made up by the addition of NaOH to the recirculation tank. Second, heat added through the cooling of the exhaust gas is removed by heat exchangers cooled with raw seawater. Third, the overflow from the flotation skimmer tank, hydrocyclone system and disc centrifuge are returned to the recirculation tank for recirculation to the scrubber.

The raw seawater used to cool the scrubbing fluid makes a single pass through both the scrubber distribution and GC heat exchangers before being discharged. This water is not in contact with the engine exhaust gases, so it does not require any treatment.

In closed mode the scrubbing fluid takes the same path through the scrubber but at a reduced flow rate since alkalinity can be made up by NaOH addition. The closed system requires continuous cleaning so as to not build up oil or solids, so the flotation skimmer tank, OWS system, hydrocyclone system and disc centrifuge are all fully operational. A certain amount of bleed is necessary to eliminate dissolved solids, and this is taken from the OWS clean water overflow, which is directed to the effluent storage tank. As this is treated effluent, it will meet discharge criteria once the vessel is back in the open ocean where discharge is allowed.

Oily sludge is sent to the Oily Waste tank and centrifuge sludge may be sent there as well or to a separate tank. Fresh water is added to the recirculation tank to make up for water lost to evaporation in the scrubber and effluent sent to storage. NaOH is added as required to maintain the pH of the scrubber water.

12

SCHEDULE 3

OPERATIONAL SAVINGS

Fuel Savings for the Westminster with a Main Engine S02 Scrubber

	SECA Hours	Open	Closed
Quarterly HFO 380 cost (US$ / tonne)		$205	$205
Quarterly MGO LS cost (US$ / tonne)		$400	$400
Quarterly Price Difference (US$ / tonne)		$195	$195
Average Operating Cost (US$ / tonne HFO)		$14.50	$33.00
Fuel Cost Savings (US$ / tonne HFO)		$180.50	$162.00
HFO Consumption - Main Engine (tonnes I day)		15.0	15.0
Current Fuel Cost Savings (US$ / day)		$2,707.50	$2,430.00
Current Fuel Cost Savings (US$ / hour)		$112.81	$101.25
Quarterly Savings for 145 SECA Days / year	870	$98,147	$88,088
Annual Savings for 145 SECA Days / year	3,480	$392,588	$352,350

13

SCHEDULE 4

ENERGY MANAGEMENT LEASE AGREEMENT SUMMARY
"WESTMINSTER"

The terms of the Energy Management Lease Agreement are summarized below.

Purchase Price:	US$1,995,000
Interest Rate:	None
Lease Term:	Variable
Payments:	Quarterly
Agreed Purchase Price at End of Lease:	US$1
Quarterly Payment	Per calculation below

Quarterly Lease Payment =

Open Mode Fuel Cost Savings per Hour x Open Hours of Scrubber Operation

 +

Closed Mode Fuel Cost Savings per Hour x Closed Hours of Scrubber Operation

(total hours of operation not less than the guaranteed minimum hours per quarter)

Payment for any hours which are deemed to be Scrubber Operating Hours in order to fulfill the operating hours for the relevant Operating Quarter pursuant to section 2.3(a) of this Heads of Agreement , shall be calculated at the open:closed ratio of hours logged in such Operating Quarter.

14